EXHIBIT 99.1

Selective Reports Net Income per Diluted Share of $0.81 and Operating Income1 per Diluted Share of $0.81 for the Third Quarter of 2015

Improves Full Year Ex-Catastrophe Statutory Combined Ratio Guidance to 89%

Increases Quarterly Shareholder Dividend 7%

In the third quarter of 2015:

•	Net premiums written grew 10%
•	GAAP combined ratio was 91.2%
•	Statutory combined ratio was 90.5%
•	After-tax net investment income declined 5%
•	Total return on equity was 14.1% and operating return on equity[1] was 14.0%

Branchville, NJ – October 28, 2015 – Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported its financial results for the third quarter ended September 30, 2015. Net income per diluted share was $0.81, compared to $0.93 in 2014, and operating income1 per diluted share grew 7% to $0.81, compared to $0.76 in 2014.

“The strong third quarter and year-to-date results reflect the successful execution of our strategies to achieve rate increases that outpace the industry, to improve underwriting mix and to enhance claim outcomes. We have a consistent track record of achieving our goals and this quarter was no exception. For the first time in my 35-year career at Selective, after-tax underwriting income exceeded after-tax net investment income this quarter,” said Gregory E. Murphy, Chairman and Chief Executive Officer. “We are proud of our performance and in recognition of the continuing strong results, the Board of Directors has approved a 7% increase in the quarterly dividend to $0.15 per share payable December 1, 2015 to shareholders of record as of November 13, 2015.”

Murphy continued, “For the third quarter, we generated a profitable 90.5% statutory combined ratio, or 89.2% excluding catastrophe losses. Based on the strength of our statutory underwriting results for the last nine months, we are improving our full year ex-catastrophe statutory combined ratio target to 89% from our original 2015 guidance of 91%.

“Growth in the quarter was solid, as overall net premiums written increased 10% driven by improving retention levels, an 18% increase in Standard Commercial Lines new business production, 36% growth in E&S premiums written, and 3.5% overall year-to-date renewal pure price increases. For 2015, we expect to achieve overall renewal pure price between 3.0% and 3.5%,” Murphy concluded.

Consolidated Financial Results $ in millions, except per share data	Quarter Ended September 30,		Change	Year-to-date September 30,		Change
	2015	2014		2015	2014
Net premiums written	$545.0	$495.1	10%	$1,595.2	$1,451.7	10%
Net premiums earned	$507.4	$462.6	10%	$1,473.8	$1,382.8	7%
Net investment income earned	$32.1	$34.3	(7)%	$91.2	$106.6	(14)%
Net realized gains, pre-tax	$0.3	$15.2	(98)%	$15.8	$27.0	(42)%
Total revenues	$540.5	$515.4	5%	$1,586.3	$1,531.3	4%
Operating income[1]	$46.8	$43.3	8%	$110.2	$82.9	33%
Net realized gains, net of tax	$0.2	$9.9	(98)%	$10.3	$17.6	(42)%
Net income	$47.0	$53.2	(12)%	$120.5	$100.5	20%
Statutory combined ratio	90.5%	91.5%	(1.0) pts	92.3%	96.6%	(4.3) pts
Catastrophe losses	1.3 pts	1.2 pts	0.1 pt	3.8 pts	4.8 pts	(1.0) pts
Non-catastrophe property losses	12.9 pts	13.0 pts	(0.1) pts	14.0 pts	16.3 pts	(2.3) pts
(Favorable) prior year statutory reserve development on casualty lines	(3.0) pts	(1.7) pts	(1.3) pts	(3.7) pts	(2.9) pts	(0.8) pts
GAAP combined ratio	91.2%	92.6%	(1.4) pts	93.2%	97.1%	(3.9) pts
Operating income per diluted share[1]	$0.81	$0.76	7%	$1.90	$1.44	32%
Net income per diluted share	$0.81	$0.93	(13)%	$2.08	$1.75	19%
Weighted average diluted shares	58.0M	57.4M	1%	57.8M	57.3M	1%
Book value per share				$23.77	$22.45	6%

1Operating income differs from net income by the exclusion of realized gains and losses on investments. It is used as an important financial measure by management, analysts, and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings, could distort the analysis of trends. Operating income is not intended as a substitute for net income prepared in accordance with U.S. generally accepted accounting principles (GAAP). A reconciliation of operating income to net income is provided in the Consolidated Financial Results table. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Note: All amounts included in this release exclude intercompany transactions.

Operating Highlights

Standard Commercial Lines

Standard Commercial Lines premiums, which represent 78% of total net premiums written, were up 10% in the third quarter from a year ago, driven by an 18% increase in new business to $84 million, renewal pure price increases of 2.8%, and a strong 84% retention. The quarter’s statutory combined ratio improved by 2.5 points, largely due to earned rate continuing to exceed expected loss inflation, favorable prior year casualty reserve development of 4.9 points compared to 2.8 points in the year-ago period, and lower catastrophe losses.

Standard Commercial Lines $ in millions, statutory results	Quarter Ended September 30,		Change	Year-to-date September 30,		Change
	2015	2014		2015	2014
Net premiums written	$414.0	$376.4	10%	$1,240.1	$1,119.6	11%
Net premiums earned	$389.5	$352.1	11%	$1,132.3	$1,056.1	7%
Statutory loss & loss expense ratio	52.2%	56.9%	(4.7) pts	54.7%	62.5%	(7.8) pts
Statutory underwriting expense ratio	35.7%	33.7%	2.0 pts	34.2%	32.6%	1.6 pts
Statutory dividends to policyholders ratio	0.5%	0.3%	0.2 pts	0.5%	0.4%	0.1 pts
Statutory combined ratio	88.4%	90.9%	(2.5) pts	89.4%	95.5%	(6.1) pts
GAAP combined ratio	88.7%	92.1%	(3.4) pts	90.3%	96.2%	(5.9) pts

Standard Personal Lines

Standard Personal Lines premiums, which represent 14% of total net premiums written, decreased 3% in the quarter compared to the third quarter of 2014, largely driven by targeted non-renewals of less profitable accounts coupled with a decrease in new business. Retention improved by two points to 83% and renewal pure price was 5.4%. We continue to see improvements in the participation rate in the Selective EdgeTM product.

The statutory combined ratio in Standard Personal Lines was 95.0%, which included 8.0 points of catastrophe losses. There was no prior year casualty reserve development this quarter in Standard Personal Lines, although there was favorable prior year casualty reserve development of $2 million, or 2.7 combined ratio points, in the third quarter of 2014.

Standard Personal Lines $ in millions, statutory results	Quarter Ended September 30,		Change	Year-to-date September 30,		Change
	2015	2014		2015	2014
Net premiums written	$76.9	$79.0	(3)%	$217.9	$224.6	(3)%
Net premiums earned	$72.1	$74.4	(3)%	$216.6	$223.7	(3)%
Statutory loss & loss expense ratio	68.7%	60.7%	8.0 pts	72.4%	72.4%	-
Statutory underwriting expense ratio	26.3%	28.2%	(1.9) pts	29.3%	27.5%	1.8 pts
Statutory combined ratio	95.0%	88.9%	6.1 pts	101.7%	99.9%	1.8 pts
GAAP combined ratio	96.1%	89.2%	6.9 pts	102.0%	100.0%	2.0 pts

Excess and Surplus Lines

Our Excess and Surplus lines business, which represents 8% of net premiums written, reported a 36% increase in net premiums written in the quarter. Effective July 1, we included E&S in our main property and casualty excess of loss reinsurance treaties. As a result, it is more reflective of actual growth this quarter to look at it on a direct basis, or a 27% increase in direct premiums written. New business growth was very strong recording a 26% increase. The statutory combined ratio in the third quarter improved by 1.8 points from the same period in 2014 to 101.1%, including adverse prior year casualty reserve development of $4 million, or 8.7 points.

Excess & Surplus Lines $ in millions, statutory results	Quarter Ended September 30,		Change	Year-to-date September 30,		Change
	2015	2014		2015	2014
Net premiums written	$54.1	$39.6	36%	$137.2	$107.5	28%
Net premiums earned	$45.8	$36.1	27%	$124.9	$102.9	21%
Statutory loss & loss expense ratio	69.9%	67.6%	2.3 pts	68.3%	64.9%	3.4 pts
Statutory underwriting expense ratio	31.2%	35.3%	(4.1) pts	33.5%	35.4%	(1.9) pts
Statutory combined ratio	101.1%	102.9%	(1.8) pts	101.8%	100.3%	1.5 pts
GAAP combined ratio	104.4%	103.8%	0.6 pts	104.0%	100.4%	3.6 pts

Investment Income

After-tax investment income in the third quarter was $25 million, down 5% compared to the same period a year ago. Investment income was negatively impacted by lower returns from the alternative investments portfolio, which continues to be impacted by declining oil prices and the portfolio’s exposure to energy-exposed limited partnerships. The after-tax annualized yield on the fixed income portfolio was 2.1% compared with 2.3% a year ago reflecting the continued low interest rate environment. The total annualized after-tax portfolio yield declined to 1.9% from 2.3% a year ago due to alternative investment results along with the declining interest rate environment.

Investments $ in millions, except per share data	Quarter Ended September 30,		Change	Year-to-date September 30,		Change
	2015	2014		2015	2014
Invested assets per dollar of stockholders’ equity				$3.69	$3.79	(3)%
Net investment income earned, after-tax	$24.6	$25.8	(5)%	$70.5	$79.7	(11)%
Net investment income per share	$0.42	$0.45	(7)%	$1.22	$1.39	(12)%
Effective tax rate	23.4%	24.9%	(1.5) pts	22.7%	25.3%	(2.6) pts
Average yields:
Fixed Income Securities:
Pre-tax				2.7%	3.0%	(0.3) pts
After-tax				2.1%	2.3%	(0.2) pts
Portfolio:
Pre-tax				2.5%	3.0%	(0.5) pts
After-tax				1.9%	2.3%	(0.4) pts

Balance Sheet

Balance Sheet $ in millions, except per share data	September 30,	December 31,	Change
	2015	2014
Total assets	$6,898.1	$6,581.6	5%
Investment portfolio	$5,013.9	$4,806.8	4%
Notes payable	$394.3	$379.3	4%
Statutory surplus	$1,367.3	$1,307.8	5%
Stockholders’ equity	$1,359.0	$1,275.6	7%
Book value per share	$23.77	$22.54	5%

The increase in book value reflects $2.08 in net income, partially offset by a $0.51 reduction in unrealized investment gains and $0.42 in shareholders’ dividends.

Selective’s Board of Directors declared a $0.15 per share quarterly cash dividend on common stock payable December 1, 2015, to stockholders of record as of November 13, 2015.

Guidance

For 2015, Selective expects to generate the following results:

•	A statutory combined ratio excluding catastrophes and any further prior year casualty reserve development of 89.0%, an improvement from our original guidance of 91.0%;
•	4 points of catastrophe losses;
•	After-tax investment income of approximately $95 million; and
•	Weighted average shares of approximately 58 million.

The supplemental investor package, including financial information that is not part of this press release, is available on the Investor Relations’ page of Selective’s public website at www.selective.com. Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on October 29, 2015 at www.selective.com. The webcast will be available for rebroadcast until the close of business on December 1, 2015.

About Selective Insurance Group, Inc.

Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated “A” (Excellent) by A.M. Best. Through independent agents, the insurance companies offer standard and specialty insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.selective.com.

Forward-Looking Statements

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA"). The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely” or “continue” or other comparable terminology. These statements are only predictions, and we can give no assurance that such expectations will prove to be correct. We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:

•	difficult conditions in global capital markets and the economy;
•	deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;
•	ratings downgrades could affect investment values and therefore statutory surplus;
•	the adequacy of our loss reserves and loss expense reserves;
•	the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods and fires;
•	adverse market, governmental, regulatory, legal or judicial conditions or actions;
•	the concentration of our business in the Eastern Region;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•	changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states;
•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;
•	our entry into new markets and businesses; and
•	other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time-to-time. We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investor Relations’ section of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

Investor and Media Contact:

Jennifer DiBerardino

973-948-1364

jennifer.diberardino@selective.com

Selective Insurance Group, Inc.

40 Wantage Avenue

Branchville, New Jersey 07890

www.selective.com